Exhibit 99.1

THE TILE SHOP REPORTS SECOND QUARTER 2014 RESULTS

—14.7% Sales Growth —

— Comparable Store Sales Growth of 0.3% —

—Store Count Reaches 100 —

—2014 EPS Guidance Updated —

July 28, 2014 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its second quarter ended June 30, 2014.

Net sales grew 14.7% to $66.7 million for the quarter ended June 30, 2014 compared with $58.1 million for the second quarter of 2013. The $8.6 million increase in sales was driven by incremental net sales of $8.4 million from stores not included in the comparable stores base. Comparable store sales increased 0.3% or $0.2 million in the quarter. Sales results at both new and existing stores were adversely impacted by significant changes in the economic environment as compared to the prior year.

“Our stores delivered a slight increase in comparable store sales in the second quarter over the very strong levels achieved last year, despite a challenging environment.  Our two year comparable store sales growth for the quarter was 15%, which we believe continues to demonstrate that we are taking share in our industry and further validates the overall strength of The Tile Shop model”  stated Robert Rucker, Chief Executive Officer. “As recently noted across many retail segments, it has become clear that certain macroeconomic factors that supported strong sales levels throughout much of 2013 have substantially weakened in 2014, most notably for our business, existing home sales. Our expectation when the year began was that similar trends from 2013 would continue during 2014, but this has not proven to be the case.”

“Our sales and operating teams executed well during a quarter that was difficult for the industry, delivering 70% gross margin and both a sequential and year-over-year decline in inventory levels, two key operational accomplishments for the business” noted Chris Homeister, Chief Operating Officer.

The Company opened five new stores in the second quarter, all of which were in new markets (Westminster, Colorado; Tempe, Arizona; Austin, Texas; Fort Wayne, Indiana and Columbia, South Carolina). With the opening of the Mentor, Ohio and Colonie, New York stores in July, the Company now has 100 locations in 30 states.

For the six months ended June 30, 2014, net sales grew 14.0% from $115.0 million in 2013 to $131.0 million in 2014. Comparable store sales for the six month period declined 1.0% due to adverse macroeconomic factors and the extremely harsh winter weather experienced in our primary geographic markets during the first quarter of 2014. For the six month period, the two year increase in same store sales was 11%.

Non-GAAP Information

The Company presents non-GAAP net income to provide information to investors regarding the Company’s normal operating performance. On a non-GAAP basis, net income for the quarter was $4.0 million, compared to $6.5 million in the comparable prior year period. Non-GAAP earnings per diluted share for the quarter ended June 30, 2014 were $0.08, based on 51.3 million weighted average shares outstanding, respectively. Non-GAAP earnings per diluted share for the quarter ended June 30, 2013 were $0.12 per share, based on 53.3 million weighted average shares outstanding, respectively.

See the information contained in the “Non-GAAP Financial Measures” section below and the financial tables included herewith for further details on our use of non-GAAP financial measures and reconciliations of non-GAAP earnings and Adjusted EBITDA to GAAP net income.

Non-GAAP Net Income ($ in thousands, except share and per share data)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Reported income (loss) before income taxes	$6,381	$7,599	$12,563	$(32,854)
Change in fair value of warrants	-	2,374	-	54,219
Investigation related and other unusual costs	225	785	1,353	1,025
Non-GAAP net income before taxes	6,606	10,758	13,916	22,390
Provision for income taxes	(2,643)	(4,282)	(5,566)	(8,911)
Non-GAAP net income	$3,963	$6,476	$8,350	$13,479

Weighted average basic shares outstanding	51,003,063	51,556,088	51,001,589	48,224,049
Weighted average diluted shares outstanding	51,323,770	53,259,250	51,361,967	48,224,049
Basic earnings per share	$0.08	$0.13	$0.16	$0.28
Diluted earnings per share	$0.08	$0.12	$0.16	$0.28

For the quarter, Adjusted EBITDA was $13.4 million compared to $15.8 million in the same period of the prior year. The Company’s Adjusted EBITDA excludes non-recurring items, as further described in “Non-GAAP Financial Measures” below. The non-recurring costs incurred in the second quarter 2014 were $0.2 million. See the “Adjusted EBITDA” table below for a reconciliation of Adjusted EBITDA to net income.

Adjusted EBITDA ($ in thousands)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income (loss)	$3,828	$3,584	$7,538	$(41,133)
Interest expense	735	495	1,445	1,089
Income taxes	2,553	4,015	5,025	8,279
Change in fair value of warrants	-	2,374	-	54,219
Depreciation and amortization	4,868	3,407	9,327	6,451
Investigation related and other unusual costs	225	785	1,353	1,025
Stock-based compensation	1,229	1,172	2,626	2,264
Adjusted EBITDA	$13,438	$15,832	$27,314	$32,194

Financial Guidance

The Company is providing updated expectations for full year 2014, based on past performance, anticipated new store openings and current economic conditions.

For the full year ended December 31, 2014 the Company expects:

Guidance Range
Net sales ($ in millions)	$263 to $273
Comparable Store Sales	Flat to low-single-digit increase
Earnings per share	$0.30 to $0.35
New stores	20

Earnings per share information includes an assumed 70% gross margin and 51.5 million fully diluted shares outstanding.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Monday, July 28, 2014. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (877) 705-6003, or (201) 493-6725 for international participants. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on July 28, 2014 through midnight Eastern Time on August 12, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13587425. The archive of the webcast will be available on the Company’s Web site for a limited time.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company operates 100 stores in 30 states, with an average size of 22,500 square feet. The Company also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normal operating performance. Non-GAAP net income excludes non-cash change in fair value of warrants and other items including shareholder litigation, special investigation and equity related transaction costs, net of tax.

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting interest expense, income taxes, depreciation and amortization, non-cash change in fair value of warrants, stock based compensation and other items including shareholder litigation, special investigation and equity related transaction costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the benefits of the Company’s operating model and expected financial and operational results. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$3,526	$1,761
Trade receivables, net	2,004	1,198
Inventories	63,892	72,067
Income tax receivable	6,029	9,528
Deferred taxes and other current assets, net	5,330	7,150
Total current assets	80,781	91,704
Property, plant and equipment, net	137,922	125,317
Deferred taxes and other assets, net	25,335	25,748
TOTAL ASSETS	$244,038	$242,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,164	$22,867
Other accrued liabilities	17,309	17,118
Total current liabilities	27,473	39,985
Long-term debt, net	91,275	91,646
Capital lease obligation, net	996	1,161
Deferred rent	30,159	25,560
Other long-term liabilities	4,103	4,554
TOTAL LIABILITIES	154,006	162,906

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued: 51,242,537 and 51,229,720 shares	5	5
Additional paid-in-capital	172,350	169,719
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued 0 shares	-	-
Accumulated deficit	(82,323)	(89,861)
Total stockholders’ equity	90,032	79,863
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$244,038	$242,769

Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

($ in thousands, except share, and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$66,665	$58,123	$131,044	$114,958
Cost of sales	20,163	17,257	39,609	33,719
Gross profit	46,502	40,866	91,435	81,239
Selling, general and administrative expenses	39,382	30,390	77,355	58,744
Income from operations	7,120	10,476	14,080	22,495
Interest expense	735	495	1,445	1,089
Change in fair value of warrants	0	2,374	0	54,219
Other expense	4	8	72	41
Income (loss) before income taxes	6,381	7,599	12,563	(32,854)
Provision income taxes	(2,553)	(4,015)	(5,025)	(8,279)
Net income (loss)	$3,828	$3,584	$7,538	$(41,133)

Earnings (loss) per common share:

Basic	$0.08	$0.07	$0.15	$(0.85)
Diluted	$0.07	$0.07	$0.15	$(0.85)

Weighted average shares outstanding:

Basic	51,003,063	51,556,088	51,001,589	48,224,049
Diluted	51,323,770	53,259,250	51,361,967	48,224,049

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com